EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

Ideal Restaurant Group, Inc.

We hereby consent to the inclusion in this Registration Statement of Ideal Restaurant Group, Inc. on Form S-1 of our audited report dated October 29, 2012, for the consolidated balance sheet of Ideal Restaurant Group, Inc. as of June 30, 2012, and the related consolidated statements of operations, stockholder’s deficit and cash flows for the period from inception (December 22, 2011) to June 30, 2012 included in this Registration Statement.

We also consent to the reference to our Firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

January 18, 2013.